                                                                  EXHIBIT 10.67


                                CYTOTHERAPEUTICS, INC.

                           CONSULTING AGREEMENT -- WEISSMAN


    This Agreement, dated as of September 25, 1997, is between Irving Weissman, M.D., an individual with an address at 4147 Jefferson, Redwood City, California 94062 (the "Consultant") and CytoTherapeutics, Inc., a Delaware corporation with an address at 2 Richmond Square, Providence, Rhode Island 02906 (the "Company").

    In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

    1. University Policies. Reference is made to the policies to which Consultant is subject as a result of his engagement with the Stanford University Medical Center (the "University") and his obligations to the University thereunder (the "University Policies"). It is the intention of the Company and the Consultant that the services to be performed by the Consultant hereunder be consistent with such Policies.

    2. Consulting and Other Services. Subject to the terms and conditions set forth in this Agreement, Consultant shall provide to the Company the following services:

    a. Consulting Services. The Consultant will act as a consultant to the Company during those hours when he is not working for the University and as mutually agreed to by and between the Consultant and the Company. The Consultant's consulting services to be rendered hereunder will involve those areas mutually agreed to by and between the Consultant and the Company. These areas include applications of the isolation, expansion and gene modification of stem and progenitor cells primarily for the liver, pancreas, and the central and peripheral nervous systems (the "Specialty Area"). Notwithstanding the generality of the foregoing, the Specialty Area shall specifically exclude applications of hematopoietic stem and progenitor cell isolation, expansion and gene-modification and SCID-Hu mice. The Company hereby retains the Consultant as a consultant to the Company, and the Consultant hereby agrees to perform the following services related to the Specialty Area for the
         Company:

         i. The Consultant shall spend at least one day per month consulting for the Company and a reasonable amount of time for informal consultations over the telephone or otherwise. In addition, as a member of the Company's Scientific Advisory Board, Consultant shall attend four one-day meetings per year at such times and places as the Company may request, which may include weekends.

         ii. The Consultant may from time to time be unavailable to attend meetings or perform other consulting duties, due to other prior obligations including but not limited to teaching and other academic duties and attending scientific conferences, and such unavailability shall not be considered a breach of this Agreement if the Consultant gives the Company reasonable notice of such unavailability.

    b. Other Services. In addition, (i) during the term of this Agreement, the Company shall cause Consultant to be elected to the Board of Directors of its subsidiary, StemCells, Inc.; (ii) until at least June 30, 1999, the Company shall appoint Consultant as Chairman of the Company's Scientific Advisory Board and (iii) the Company shall elect Consultant as a member of the Company's Board of Directors to serve until the next annual meeting of Stockholders and shall, at such annual meeting, nominate Consultant for election to a three-year term as a director. Consultant agrees to serve in all such capacities when so appointed or elected.

    3. Cash Compensation. Consultant will receive cash compensation for his services hereunder as provided in the attached Schedule A.

    4. Stock Options. In further consideration for the services provided hereunder, the Company will grant to Consultant options to purchase 500,000 shares of Common Stock of the Company in accordance with the terms and conditions set forth in the form of Performance-Based Incentive Option Agreement (the "Option Agreement") attached hereto as Schedule B.

    5. Expenses. The Company will reimburse the Consultant for any actual expenses incurred by the Consultant while rendering services under this Agreement so long as the expenses are reasonable and necessary. Such expenses shall include reasonable and necessary travel, lodging and meals in connection with services performed under this Agreement. Requests for reimbursement shall be in a form reasonably acceptable to the Company.

    6. Confidentiality and Noncompetition Provisions. Consultant agrees that some restrictions on his activities during and after his consulting service are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

    a. Proprietary Information. Consultant agrees to be bound by the following:

         i. The Consultant recognizes that in performance under this Agreement he will have contact with information of substantial value to the Company that is not generally known outside the Company and that gives the Company an advantage over its competitors who do not know or use it, including, but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, slides, customer information and business, scientific and financial information relating to the business, products, practices or techniques of the Company. The Consultant agrees to regard and preserve as confidential such information.

         ii. The Consultant will not, at any time (except as authorized by the Company), divulge or disclose, directly or indirectly, to any person, firm, association or corporation other than bona fide employees of the Company or any affiliate of the Company, acting in that capacity, or use for his own benefit or gain or any purpose other than the performance of services hereunder, any Confidential Information (as hereinafter defined), of the Company or any of its affiliates. "Confidential Information" means any knowledge, or data concerning the business, technology or affairs of the Company or any affiliate of the Company including any inventions, discoveries, improvements, products, processes, technology, trade secrets, know-how, designs, formulas, or any other confidential material, data, information or instructions, technical or otherwise, owned by the Company or any affiliate of the Company.

         iii. All documents, data, records, apparatus, equipment and other physical property produced by the Consultant or others in connection with the Consultant's activities pursuant to this Agreement or which are furnished to the Consultant by the Company shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company.

         iv. The limitations imposed by this Section 6.1 shall not apply to (i) information which at the time of disclosure to Consultant is in the public domain or already possessed by the Consultant, (ii) information which becomes available to the public at any time, other than as a result of acts by the Consultant in violation of this Agreement, (iii) information which is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law and (iv) information disclosed to the Consultant in good faith by a third party who has an independent right to such information and who discloses the same to the Consultant.

    b. Exclusive Consulting Agreement. With the exception of the Consultant's existing relationships with the University pursuant to the University Policies during the term of this Agreement and, in the case of any termination of this Agreement by the Company for "Cause" (as defined below) or by the Consultant for other than "Good Reason" (as defined below), for two years thereafter, the Consultant will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, investigator, consultant or advisor with any person, business or enterprise which is engaged in developing products or technology relating to the Specialty Area in actual or potential competition with the Company or its affiliates, without the express prior written consent of the Company.

    c. Non-solicitation. During the term of this Agreement and for two years thereafter, Consultant will not, directly or indirectly, attempt to hire any employee of the Company, assist in such hiring by any other person, corporation or other entity, or otherwise solicit, induce or encourage any employee of the Company to terminate his or her relationship with the Company.

    d.     Non-Disclosure of Third Party Proprietary Information.
         Consultant will not, during his consulting service with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or other person or entity with whom he has an agreement or duty to keep in confidence information acquired by him in confidence, if any.

    e. Remedies. Consultant agrees that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by Consultant of the covenants contained in this Section 6, without having to post bond.
         In the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

    7.     Inventions.

    a. This Section 7 does not apply to any inventions, discoveries, improvements, products, processes, technology, trade secrets, know-how, designs, formulas, or any other subject matter that is owned by University pursuant to the University Policies.

    b. Subject to Section 7.1, Consultant agrees that any Inventions (as defined below) shall be the property of the Company and its assigns. Consultant agrees to assign, and does hereby assign, to the Company all right, title and interest in and to all such Inventions. As used herein, "Inventions" includes all inventions, improvements, biological materials, know-how, data and other subject matter (whether or not patented or patentable, and including all intellectual property rights therein) developed, made, conceived, reduced to practice, discovered or learned by Consultant, solely or jointly with others, that arise from the performance of services under this Agreement, relate to the Specialty Area or are based upon Confidential Information of the Company. To the extent he is free to do so, the Consultant shall promptly disclose to the Company all inventions, discoveries, improvements, processes, technology and know-how (whether or not patentable and whether or not reduced to practice) which the Consultant may conceive or make (either by himself or jointly with others) during the term of this Agreement with the Company.

    c. Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any intellectual property rights therein in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any intellectual property rights therein.

    d. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary subject matter owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use and sell such item as part of or in connection with such Invention.

    8.   Term and Termination.  This Agreement shall be in effect for ten
(10) years commencing on the date hereof subject to earlier termination as set forth in this Section 8. The Company may terminate Consultant's service under this Agreement at any time for Cause (as defined below). Consultant may terminate his service under this Agreement at any time for Good Reason (as defined below). At any time after June 30, 1999, the Company may terminate the Consultant's service under this Agreement other than for Cause and the Consultant may terminate his service hereunder other than for those for Good Reason. Consultant's services hereunder shall also terminate on his death or disability (as defined in Section 7 of the Option).

    a. Upon termination of Consultant's service with the Company for any reason, the Company shall have no further obligation to Consultant under this Agreement other than for amounts earned through the date of termination. No severance pay or other benefits of any kind will be provided. The effect of such termination (if any) on the options granted pursuant to Section 4 shall be as set forth in the Option Agreement.

    b. The following shall constitute "Cause": (i) any willful act of personal dishonesty, fraud or misrepresentation taken by the consultant in connection with his or her responsibilities as a Consultant which was intended to result in substantial gain or personal enrichment of the Consultant at the expense of the Company and was materially and demonstrably injurious to the Company; (ii) the Consultant's conviction of a felony on account of any act which was materially and demonstrably injurious to the Company; (iii) the Consultant's willful and continued failure to substantially perform his or per principal duties and obligations or employment (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied in a reasonable period of time after receipt of written notice from the Company; or (iv) any change in University Policies which materially adversely affects Consultant's ability to perform the services contemplated hereunder or to assign his rights in Inventions to the Company. For the purposes of this Section, no act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the company.

    c. The following shall constitute "Good Reason" for termination: material breach by the Company of any provision of this Agreement which breach continues for more than ten (10) business days following written notice from Consultant to the Company setting forth in reasonable detail the nature of such breach.

    9. No Conflict. Consultant represents that to the best of his knowledge and belief (a) his execution and delivery of, and performance of his expected duties under, this Agreement do not conflict with any other agreement to which he is a party or by which he is bound, including, without limitation, any agreement to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to his retention as a consultant by the Company, and (b) he has not brought and will not bring with him to the Company or use in performance of his responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless he has obtained written authorization for their use.

    10. Independent Contractor. In rendering services to the Company, Consultant shall act as an independent contractor and not as an employee or agent of the Company.

    11. Amendment. The provisions of this Agreement may be amended by the written agreement of the Company and Consultant.

    12. Choice of Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Rhode Island.

    13. Successors, etc. This Agreement shall be binding upon and shall inure to the benefit of the Company's successors, transferees and assigns. The Company requires the personal services of Consultant hereunder, and Consultant may not assign this Agreement.

    14. Execution of Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument.

    15. Severability. In the event that any provision of this Agreement would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

    16. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or five business days after deposit in the United States mail, postage prepaid, registered or certified, and addressed to Consultant at his address set forth above or, in the case of the Company, at its address set forth above, attention of President, or to such other address as either party may specify by notice to the other.

    17. Prior Agreement with StemCells. As of the Effective Time, this Agreement supersedes any consulting agreement, commitment, understanding or arrangements, express, implied, oral, or written between StemCells, Inc. and Consultant, except that any agreement between StemCells, Inc. and Consultant, to the extent that such agreement relates to confidentiality or non-disclosure or assignment of proprietary rights, noncompetition or nonsolicitation relating to StemCell's business, shall remain in full force and effect and inure to the benefit of the Company, and shall be in addition to, and not in limitation of, the rights of the Company hereunder.

    18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes any and all prior or contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of Consultant's service to the Company.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Consultant has executed and delivered this Agreement.

                                  CYTOTHERAPEUTICS, INC.


                                  By: /S/ SETH RUDNICK
                                      -------------------------------------
                                         Name:  Seth Rudnick
                                         Title:    President





                                  /S/ IRVING WEISSMAN
                                  ------------------------------------------
                                  Irving Weissman, M.D.

                                      Schedule A


                   $50,000 per year, payable quarterly in advance.

                                      Schedule B


                 FORM OF PERFORMANCE-BASED INCENTIVE OPTION AGREEMENT

Optionee:  Irving Weisman         Shares Subject to Option:  500,000
                                                      Dated:  September 25, 1997


                                CYTOTHERAPEUTICS, INC.

                     PERFORMANCE-BASED INCENTIVE OPTION AGREEMENT


    This Agreement is made as of the date set forth above by and between CytoTherapeutics, Inc., a Delaware corporation (the "Company" or "CTI"), and the Optionee specified above (the "Optionee").

    WHEREAS, Optionee has entered into a Consulting or Employment Agreement with the Company which provides for the grant of the options evidenced hereby (the "Consulting/Employment Agreement"); and

    WHEREAS, Optionee is in a position to make a significant contribution to the long-term success of the Company, and in particular the Company's stemcell research program.

    NOW, THEREFORE, the Company and Optionee agree as follows:

    1. Grant of Option. This agreement evidences the grant by the Company to Optionee pursuant to the Company's 1997 Stemcells Research Stock Option Plan (the "Plan") of an option to purchase, in whole or in part, on the terms provided herein, the number of shares specified above of the Company's Common Stock, $.01 par value (the "Common Stock"), at a per share price equal to $5.25 (the "Option"). This Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This Option shall terminate on the tenth anniversary of the date of this Agreement (the "Final Exercise Date"), and is subject to earlier termination as provided in Sections 6 and 7 below.

    2. Exercisability of Option. Subject to the terms and conditions hereof, this Option shall vest and become exercisable as follows:
                                                                % of Shares
Milestone                                                         Vesting
---------                                                       -----------

On the date of this Agreement                                        6.25%

First Corporate Partnership (as defined below)
(before September 1, 1998)

   If > $5,000,000 and   $10,000,000                                 6.25%

   If > $10,000,000 and    $15,000,000                               8.75%

   If > $15,000,000                                                 11.25%

Second Corporate Partnership (before September 1, 1999)

   If > $5,000,000 and    $10,000,000                                6.25%

   If > $10,000,000 and   $15,000,000                                8.75%

   If > $15,000,000                                                 11.25%

First Corporate Partnership resulting from discovery of a new stem cell (before June 30, 2000)

   If > $5,000,000 and   $10,000,000                                 6.25%

   If > $10,000,000 and   $15,000,000                                8.75%

   If > $15,000,000                                                 11.25%

Second Corporate Partnership resulting from discovery of a new stem cell (before June 30, 2000)

   If > $5,000,000 and   $10,000,000                                 6.25%

   If > $10,000,000 and   $15,000,000                                8.75%

   If > $15,000,000                                                 11.25%

Commencement of first clinical trial of a CTI                       12.50%
stem cell product (before June 30, 2000)

Filing of first United States regulatory filing for marketing       12.50%
approval of a CTI stem cell product (before June 30, 2003)

Filing of first European Union or Japanese regulatory
filing for market approval with respect to a CTI stem               12.50%
cell product (before June 30, 2004)

First United States commercial approval of a                        25.00%
CTI stem cell product (before June 30, 2005)

First European Union or Japanese commercial                         25.00%
approval of a CTI stem cell product (before June 30, 2005)

For purposes of the foregoing, "Corporate Partnership" means any joint venture, licensing agreement, collaboration agreement, or research and development agreement to which the Company is a party and which is material to the long-term success of the Company. A "Corporate Partnership resulting from the discovery of a new stem cell" shall mean a Corporate Partnership which is formed to commercially develop technology resulting from research conducted pursuant to the Research Plan (as such term is defined in a letter agreement between the Company and Messrs. Weissman, Gage and Anderson, dated as of September __, 1997) which the corporate partner and CTI reasonably believe has resulted in the discovery of a previously undiscovered stem cell.
 The dollar amounts set forth above with respect to Corporate Partnerships refer to the receipt by the Company of the aggregate amount of the following payments received in connection with any such Corporate Partnership:

         (i)     any non-refundable up-front license fees;

         (ii) the present value of all non-refundable, non-contingent license fees payable at a later date;

         (iii) the amount by which the purchase price paid for any non-refundable, non-contingent equity investment in the Company made in connection with such Corporate Partnership exceeds the fair market value of such equity investment as reasonably determined by the Board of Directors of the Company; and

         (iv) 50% of all non-contingent payments for sponsored research under any sponsored research agreement, provided, however, that in the case of the $5 million target in each of the first two corporate partnership milestones, 100% of such payments shall count toward satisfaction of such target.

The Company shall not structure any Corporate Partnership in a bad faith effort to avoid giving rise to the vesting of options hereunder.

    3. Exercise of Option. Each election to exercise this Option shall be in writing, signed by Optionee or by his duly appointed guardian or representative, his executor or administrator or the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (collectively, the "Legal Representative"), and received by the Company at its principal office in Providence, Rhode Island, accompanied by payment in full as provided in Section 4 below. In the event this Option is exercised by such Legal Representative, the Company shall be under no obligation to deliver stock hereunder unless and until the Company is reasonably satisfied that the person or persons exercising this Option is or are the duly appointed guardian(s) or representative(s) of Optionee, the duly appointed executor(s) or administrator(s) of the deceased Optionee or the person or persons to whom this Option has been transferred by will or the applicable laws of descent and distribution.

    4. Payment for Stock. Shares of Common Stock shall be issued only upon receipt by the Company of full payment of the purchase price for the shares as to which this Option is exercised. The purchase price is payable by Optionee to the Company either (i) in cash or by certified check or cashier's check payable to the order of the Company; or (ii) through the delivery of shares of Common Stock (duly owned by Optionee and as to which Optionee has good title free and clear of any liens and encumbrances) which have been outstanding for at least six months and which have a fair market value (as determined by the Board of Directors of the Company) on the last business day prior to the date of exercise of this Option equal to the purchase price; or
(iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or (iv) by any combination of the forgoing permissible forms of payment. The Company will not be obligated to deliver any shares unless and until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed or authorized to be listed upon official notice that legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. The Company will use its best efforts to effect any such compliance or listing, and Optionee agrees to take any action reasonably requested by the Company in connection therewith. Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder, the Company will promptly file a Registration Statement on Form S-8 (or any successor form), with respect to the shares of Common Stock issuable upon exercise of this Option, and the Company will use all reasonable efforts to maintain the effectiveness of such registration statement for so long as this Option shall remain outstanding. The Company may require that Optionee agree that he will notify the Company when he makes any disposition of the shares issued upon exercise of this Option whether by sale, gift or otherwise. Optionee will have the rights of a shareholder only as to shares actually acquired by him upon exercise of this Option.

    5. Non-transferability of Option. This Option may not be transferred by Optionee otherwise than by will or by the laws of descent and distribution. During Optionee's lifetime this Option may be exercised only by Optionee or Optionee's duly appointed guardian or representative.

    6. Termination of Service. In the event Optionee ceases to be a consultant to or employee of the Company because the Company terminates his service for Cause (as defined in the Consulting/Employment Agreement) or Optionee terminates his service without Good Reason (as defined in the Consulting/Employment Agreement), this Option shall immediately terminate except that Optionee may thereafter exercise this Option, to the extent he was entitled to exercise it on the date when his service terminated, for a period of 90 days after the date of such termination. In no event, however, may this Option be exercised after the Final Exercise Date.

    7. Death or Disability. In the event Optionee dies or Optionee's service with the Company terminates by reason of disability (meaning the inability of Optionee, because of physical or mental illness or injury, to perform substantially all of his duties and responsibilities to the Company), this Option shall continue to be eligible for vesting as set forth in Section 2 of this Agreement for a period of two years after Optionee's death or the termination of his service because of disability. In addition, this Option may be exercised, as to all or any of (a) the shares that Optionee was entitled to purchase immediately prior to his death or the termination of his service because of disability and (b) the shares that vest in accordance with the preceding sentence, by Optionee or his Legal Representative, at any time or times within three years after his death or such termination of service. Except as so exercised this Option will expire at the end of such period. In no event, however, may this Option be exercised after the Final Exercise Date.

    8. Administration. This Option will be administered by the Board of Directors of the Company, which will have the authority to interpret this agreement and to decide all questions and settle all controversies and disputes which may arise in connection herewith. All decisions, determinations and interpretations of the Board of Directors will be binding on all parties concerned. A majority of the members of the Board of Directors will constitute a quorum, and all determinations of the Board of Directors will be made by a majority of its members. Any determination of the Board of Directors under this agreement may be made without notice or meeting of the Board of Directors by a written instrument signed by a majority of the members of the Board of Directors. In the event of any conflict between the terms of this Option and the terms of the Plan the terms of this Option will control.

    9. Stock to be Delivered. Stock to be delivered upon exercise of this Option may constitute an original issue of authorized but unissued stock or may consist of previously issued stock acquired by the Company as determined from time to time by the Board of Directors. The Board of Directors and the proper officers of the Company will take any appropriate action required for such delivery.

    10. Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Board of Directors of the Company (whose determination will be binding on Optionee) will make appropriate adjustments to the number and kind of shares of stock or other securities subject to this Option, the exercise price and other relevant provisions. Except as provided in the following paragraph, in the event of a Change in Control (as defined below), this Option will expire and cease to be exercisable, provided that at least twenty days prior to the effective date of any such Change in Control, the Board of Directors shall either (a) make this Option immediately exercisable in full, or (b) arrange to have the acquiror or an affiliate thereof grant a replacement option or other replacement award containing terms that the Board of Directors reasonably determines to be equitable under the circumstances. "Change in Control" means any consolidation or merger in which the Company is not the surviving corporation, a transaction or series of related transactions that result in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or the sale or transfer of all or substantially all of the Company's assets.

    11. Acceleration of Options on Change in Control. Any Change in Control will result in the accelerated vesting of the lesser of (i) 50% of the shares originally issuable pursuant to this Option or (ii) all of the shares which would become vested on the achievement of all milestones which are not time-barred at the time of Change in Control.

In addition, the Shares subject to this Option shall be accelerated under the circumstances and to the extent described in Section 1 (f) of the Agreement (the "Research Agreement") dated September 25, 1997 among the Company, Irving Weissman and Fred H. Gage.

    12. Amendments. The Board of Directors of the Company may at any time or times amend this Option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment will adversely affect the rights of Optionee without his consent.

    13. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware (not including the conflict of laws principles thereof).

                                                    [Incentive Option Agreement]

    IN WITNESS WHEREOF, the Company has caused this agreement to be executed by its duly authorized officer. This Option is granted at the Company's office, on the date stated above.

                             CYTOTHERAPEUTICS, INC.



                             By:
                                ---------------------------
                                  President



Accepted and Agreed:



-------------------------
Optionee